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                                                        EXHIBIT 5



ENSERCH Corporation
ENSERCH Center
300 South St. Paul                              W. T. Satterwhite
Dallas, Texas 75201                         Senior Vice President
Telephone 214/651-8700                        and General Counsel

                          June 26, 1995




Enserch Exploration, Inc.
4849 Greenville Avenue
Dallas, Texas   75206

Gentlemen:

     As Senior Vice President and General Counsel of ENSERCH Corporation,
I have acted in your behalf in connection with the Registration Statement (including Prospectus) on Form S-8 (the "Registration Statement") being filed by Enserch Exploration, Inc. ("EEX") with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 500,000 shares of EEX Common Stock, $1.00 par value, for issuance pursuant to the Employee Stock Purchase and Savings Plan of ENSERCH Corporation and Participating Subsidiary Companies (the "Plan").

     Based upon examination of such corporate records, documents and questions of law as I have considered it necessary to examine in order to give this opinion, I am pleased to advise you that in my opinion:

     (a) EEX has been duly organized and is a validly existing corporation under the laws of the State of Texas.

     (b) The securities being registered will, when sold in accordance with the terms of the Plan, be legally issued, fully paid and non-assessable and conform to the statements made with respect thereto in the Prospectus.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              /s/ W. T. Satterwhite

                              W. T. Satterwhite